EXHIBIT 21.  SUBSIDIARY OF PRINCETON NATIONAL BANCORP, INC.



Citizens First National Bank                    Princeton National Bancorp, Inc.
                                                owns 100 percent of the shares
                                                Citizens First National Bank.